EXHIBIT 99.1

THE SCO GROUP, INC. RECEIVES NOTICE FROM

NASDAQ REGARDING POTENTIAL DELISTING AND INTENDS TO APPEAL

LINDON, Utah–February 17, 2005–The SCO Group, Inc. (SCOX), announced today that on February 16, 2005, the Company received a notice from the staff of The Nasdaq Stock Market indicating that the Company is subject to potential delisting from The Nasdaq SmallCap Market for failure to comply with Nasdaq’s requirements to file its Form 10-K for the fiscal year ended October 31, 2004 in a timely fashion, as required under Market Place Rule 4310(c)(14).  Receipt of the notice does not result in immediate delisting of the Company’s Common Stock.

Nasdaq stated that, unless the Company requests a hearing on Nasdaq’s delisting notice, the Company’s securities will be delisted from the Nasdaq SmallCap Market at the opening of business on February 25, 2005.  As of the opening of business on February 18, 2005, an “E” will be appended to the end of the Company’s trading symbol for its securities.  Therefore, commencing on February 18, 2005, the trading symbol for the Company’s common stock will be changed from “SCOX” to “SCOXE”.

The Company expects to make a request for a hearing with the Nasdaq Listing Qualifications Panel to appeal the Nasdaq staff’s determination. This request will stay the delisting pending the hearing and a determination by the Nasdaq Listing Qualifications Panel.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

The Company has been unable to file its Form 10-K for the fiscal year ended October 31, 2004 because it continues to examine certain matters related to the issuance of shares of the Company’s common stock pursuant to its equity compensation plans.  The Company is working to resolve these matters as soon as possible and expects to file its Form 10-K upon completion of its analysis.

Forward Looking Statements

This press release contains forward looking statements related to SCO’s intention to make a timely request for a hearing with the Nasdaq Listing Qualifications Panel and file the Form 10-K when its analysis is complete.  SCO wishes to advise readers that a number of important factors could cause actual results to differ materially from those anticipated in such forward-looking statements, including the Company being delisted following an unsuccessful hearing with the Nasdaq Listing Qualifications Panel or the Company failing to file its Form 10-K.

About SCO

The SCO Group (NASDAQ: SCOX) helps millions of customers in more than 82 countries to grow their businesses everyday. Headquartered in Lindon, Utah, SCO has a worldwide network of more than 11,000 resellers and 4,000 developers. SCO Global Services provides reliable localized support and services to partners and customers. For more information on SCO products and services, visit http://www.sco.com .

SCO, and the associated SCO logo are trademarks or registered trademarks of The SCO Group, Inc. in the U.S. and other countries. UNIX is a registered trademark of The Open Group.

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